MOYE, GILES, O KEEFE, VERMEIRE & GORRELL
                                   A LAW PARTNERSHIP
                     INCLUDING PROFESSIONAL CORPORATIONS
                                 29TH FLOOR
                           1225 SEVENTEENTH STREET
EDWARD F.O'KEEFE, P.C.     DENVER, COLORADO 80Z02-5629
                           TELEPHONE (303) 292-2900
                           TELECOPIER (303} 292-4510

                                November 2, 1993


INVESCO Variable Investment Funds, Inc.
P.O. Box 173706 Denver,
Colorado 80217-3706

Gentlemen:

      This is in response to your request for our opinion as to the legality of the registration of an indefinite number of shares of capital stock ($0.01 par value per share) of INVESCO Variable Investment Funds, Inc., being registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1933, as amended (Form N-1A). This share registration is being requested pursuant to the provisions of Rule 24f-2 under
Section 24(f) of the Investment Company Act of 1940.

      We have examined the articles of incorporation of INVESCO Variable Investment Funds, Inc. as filed for record with the State Department of Assessments and Taxation of the State of Maryland on August 19, 1993; articles of amendment and articles supplementary to the articles of incorporation as filed on October 29, 1993; the bylaws; the minute book setting forth, among other things, the actions taken by the board of directors authorizing the issuance and sale of the corporation's capital stock and related acts and procedures; the registration statement including all exhibits thereto; and have made such other examination as deemed necessary in the premises.

      Based upon our examination, we are of the opinion that INVESCO Variable Investment Funds, Inc. is a corporation duly organized and existing under and by virtue of the laws of the State of Maryland, with full power to issue its shares of capital stock. Said shares, up to the maximum amount hereinafter indicated, when issued and sold in the manner and on the terms set forth in the registration statement, will be legally and validly issued, fully paid and non-assessable shares of the corporation of the par value of $0.01 per share. The maximum number of shares which has been authorized by the Corporation, and thus the maximum number which may legally and validly be issued, is five hundred million shares of such capital stock.

                        MOYE, GILES, O KEEFE, VERMEIRE & GORRELL

INVESCO Variable Investment Funds, Inc.
November 2, 1993
Page 2

      We hereby consent to the use of this opinion in the registration statement and further consent to the reference to our name therein.

                                Very truly yours,

MOYE,                               MOYE, GILES, O'KEEFE,
                               VERMEIRE & GORRELL

                              By: Edward F. O'Keefe, P.C.


                              /s/ Edward F. O'Keefe, P.C.
                                 ----------------------------
                                 Edward F. O'Keefe, President





EFO/ljc